EXHIBIT 21
SOVEREIGN BANCORP, INC.
Direct and Indirect Subsidiaries of Sovereign Bancorp, Inc. at December 31, 2008.

Subsidiary	State or other jurisdiction of Incorporation
Sovereign Bank	United States of America
195 Montague Street LP	New York
1130 Abstract, Inc.	Pennsylvania
201 Associates, Inc	Delaware
70 Quincy Avenue, LLC	Delaware
Beacon Abstract, LP	Pennsylvania
Capital Street LP	Cayman Islands
Capital Street SA	Luxembourg
CBL Service Corporation	Pennsylvania
Compass REIT Corp	Massachusetts
Compass REIT Holding, Inc.	Delaware
First Essex Capital, Inc.	Massachusetts
First Essex Securities Corp	Massachusetts
ICM Capital LLC	New York
Independence Community Bank Corp.	New York
Independence Community Commercial Reinvestment Corp.	Delaware
Independence Community Insurance Agency, Inc.	New York
Independence Community Investment Corp.	Delaware
Independence Community Realty Corp.	New York
Meridian Capital Group LLC	New York
PBE Companies, LLC	Delaware
PIA Holdings, LLC	Florida
SIB Mortgage Corp.	New Jersey
SOV APEX Co.	Delaware
SOV Charter Limited	UK (England & Wales)
Sovereign Agency Massachusetts, LLC	Massachusetts
Sovereign Auto 2001-A LLC	Delaware
Sovereign Auto Finance 2001-A LLC	Delaware
Sovereign Benefits Consulting, Inc.	Pennsylvania
Sovereign Commercial Finance Company LLC	Delaware
Sovereign Community Development Company	Delaware
Sovereign Dealer Finance Inc.	Delaware
Sovereign Dealer Floor Plan Master LLC	Delaware
Sovereign Delaware Investment Corporation	Delaware
Sovereign Leasing LLC	Delaware
Sovereign LMI, Inc.	Rhode Island
Sovereign Precious Metals, LLC	Pennsylvania
Sovereign Real Estate Investment Trust	Delaware
Sovereign REIT Holdings, Inc.	Delaware
Sovereign Securities Corporation, LLC	Pennsylvania
Sovereign SFG, Inc.	Delaware
Sovereign Trade Services (HK) Limited	Hong Kong
STA, Inc.	Delaware
Waypoint Brokerage Services, Inc.	Pennsylvania
Waypoint Insurance Group, Inc.	Pennsylvania
Waypoint Settlement Services, LLC	Pennsylvania
Wiljo Development Corp.	New York